NEWS RELEASE

    Contact:            Amy Potter, CFMP

                VP/Customer Experience

Amy.Potter@CNBBank.bank

814-765-9621

FOR IMMEDIATE RELEASE

CNB ANNOUNCES CEO RETIREMENT AND TRANSITION PLANS

Clearfield, Pennsylvania – February 9, 2022

Together, Peter F. Smith, Chairman of the Board of Directors for CNB Bank and CNB Financial Corporation, and Joseph B. Bower, Jr., CEO of CNB Bank and President and CEO of CNB Financial Corporation, announced Mr. Bower’s intention to retire from these positions, effective July 1, 2022 and December 31, 2022, respectively. For the remainder of the year, Mr. Bower will work closely with his successor, Michael Peduzzi, President and Chief Operating Officer of CNB Bank, who will succeed Mr. Bower as President and CEO of CNB Financial Corporation, effective December 31, 2022, and CEO of CNB Bank, effective July 1, 2022.

The announcement of Mr. Bower’s retirement honors his twenty-five year career with the Company and remarkable leadership to CNB Bank and CNB Financial Corporation. He joined the organization in 1997 as Senior Vice President and Chief Financial Officer of the Bank and Treasurer of the Corporation. In 2003, Mr. Bower was promoted to Executive Vice President and Chief Operating Officer of the Bank and Secretary of the Corporation. And, on December 31, 2009, he was named President and Chief Executive Officer of CNB Bank and CNB Financial Corporation.

During his twelve years as President & CEO, Mr. Bower has led the organization’s asset growth from $1.2 billion to $5.3 billion, representing a 342% growth in assets. His vision to grow the organization to $5 billion was realized in July, 2021, with most of the growth over that twelve years being organic, supplemented by very strategic and successful acquisitions. Mr. Bower’s strategy to provide a differentiating experience for the commercial community market was intentional and successful. As Chief Operating Officer, he directed the entry of a division of CNB Bank into the greater Erie, PA market in 2005 with a brand expansion strategy, appropriately named ERIEBANK. This was the first of three such successful ventures, and today ERIEBANK comprises $1.4 billion of CNB Bank’s total assets.

The second and third divisions of CNB Bank introduced organically under Mr. Bower’s leadership took place in 2016 with BankOnBuffalo in western NY; and in 2021, Ridge View Bank was formed in Roanoke Virginia. These commercial community banks were uniquely built by the people and businesses of the new market, including the market president, banking team and a local board of advisors.

Several acquisitions also complement Mr. Bower’s resume. Most notably, because it formed the fourth bank brand of CNB Bank, was the acquisition of Farmer’s Citizens Bank in central Ohio in 2013 that was re-established as FCBank, a division of CNB Bank. Of the $4.2 billion in growth over the twelve years, $940 million was through acquisition. The rest developed organically through CNB’s unique brand expansion model.

Under Mr. Bower’s leadership, the organization grew from 297 employees in 2010 to 703 today. It was important to him that CNB maintain a strong presence and headquarters in Clearfield PA, contribute to the local economy, offer career opportunities, and continue to donate our time and resources in the community where the institution established its roots in 1865. The organization increased the existing headquarters and operations with a 17,000 square foot expansion in 2015, with another development project planned to be completed this year.

The culture at CNB grew more positive with each year, and Mr. Bower’s vision to “find a way to say yes to every client, co-worker and community” became the driving force for every member of the CNB team. This working environment was further inspired by Joe’s motto, “Make money. Have fun.” And the CNB team took that motto to heart, instilling a best-in-class culture of inclusion, engagement and collaboration. Above all else, central to the organization’s strategy under Joe’s leadership, were client and employee experience. In doing so, Joe fostered an environment of mutual respect and leadership throughout the organization and in our communities.

Mr. Bower leads by example. He challenges and encourages his team to do more than they ever thought possible, to think bigger and to think differently. Internally, this approach has created a number of leaders. His expectations and standards are high, but not nearly as lofty as those he sets for himself. These standards resulted in his leadership role in the banking industry as Chairman of the Pennsylvania Bankers Association in 2016. As chairman of the Association, Mr. Bower led Pennsylvania’s largest banking trade association, had oversight of the PA Banker’s Board policies and procedures, and led the strategic direction of the association, as well as the functioning of the personnel and audit budget and finance committees.

Following this challenging role, in 2017 Mr. Bower was appointed to the Community Depository Institutions Advisory Council (CDIAC) by the Federal Reserve Bank of Philadelphia. Additionally, Mr. Bower is on the political action committee for the American Bankers Association, advocating for community banks and the clients and communities they serve.

“Joe brought a lot of talent and drive to CNB. His initiatives carried us into many new markets. I thank him for his efforts on behalf of the board and our shareholders. I wish him and his family all the best in the future,” Mr. Smith commented.

Before joining CNB, Mr. Bower was Chief Financial Officer for Mifflinburg Bank & Trust Company, Mifflinburg, PA. He previously worked as a certified public accountant and holds a Bachelor of Arts in Accounting from Lycoming College in Williamsport, Pennsylvania, where he graduated magna cum laude. In 1984, he enlisted in the United States Army, where after two and a half years the Army awarded him with a full ROTC scholarship. Upon graduating from Lycoming College, Mr. Bower graduated from the U.S. Army Ordinance School Officer Basic Course. He has served and continues to serve on various boards within the community.

An avid outdoorsman, Mr. Bower lives in Olanta with his wife, Hillary, and has four grown children, Britney and her husband John, Mindy and her husband Aaron, Ryan and Kayleigh and a three-month-old grandson Kepler.

Regarding his retirement, Mr. Bower commented, “Over the past 25 years, I’ve thoroughly enjoyed working side by side with our talented and hardworking team of bankers who find a way to say yes to our customers, communities and their coworkers every day. I’m excited for all who have the opportunity to continue to grow within our culture and serve the hardworking clients in our markets as I move on to the next chapter of my life.”

Based on strong, traditional values, CNB Bank is dedicated to being the premier financial services provider in the area, focused on the changing needs of people and business in our communities by providing the highest quality service. More about CNB Bank can be found online at www.CNBBank.bank.